Francisco Partners Completes Acquisition of Weave
Transaction positions Weave to accelerate investment in its AI-powered platform for healthcare practices
LEHI, Utah & SAN FRANCISCO--October 26, 2026--Weave Communications, Inc. (“Weave”), a leading AI-powered patient engagement and payments platform purpose-built for healthcare practices, today announced the completion of its acquisition by Francisco Partners, a leading global investment firm that specializes in partnering with technology and technology-enabled businesses, in an all-cash transaction valued at approximately $650 million.
Under the terms of the merger agreement, Weave stockholders will receive $7.40 per share in cash, representing a premium of approximately 34% to Weave’s unaffected closing stock price on August 17, 2026, the last full trading day prior to the transaction announcement. With the completion of the transaction, Weave’s common stock has ceased trading and is no longer listed on the New York Stock Exchange.
“Today marks the start of an exciting new chapter for Weave,” said Brett White, Chief Executive Officer of Weave. “For nearly two decades, Weave has built solutions for independent practices caring for patients in communities across the country. Today, more than 40,000 locations rely on us to deepen their relationship with patients through automated communication and engagement solutions. With Francisco Partners’ support and resources, we’re well positioned to deliver even more value to the practices we serve. I want to thank our employees, whose dedication made this milestone possible.”
“Weave sits at the center of how tens of thousands of healthcare practices communicate with their patients and collect revenue,” said Ezra Perlman, Co-President at Francisco Partners. “We are pleased to officially partner with Brett and the Weave team and see significant opportunity to build on that position through continued product innovation in AI-powered patient engagement and payments solutions.”
Following the completion of the transaction, Weave will continue operations as a privately held company under the Weave name and maintain its headquarters in Lehi, Utah.
Advisors
Jefferies LLC served as exclusive financial advisor to Weave, and Orrick, Herrington & Sutcliffe LLP served as its legal counsel. Kirkland & Ellis LLP served as legal counsel to Francisco Partners.
About Weave
Weave is a leading vertical SaaS company delivering an AI-powered patient engagement and payments platform purpose-built for modern healthcare practices. More than software, Weave is an always-on teammate—handling patient interactions across voice and text and operating at the center of the patient journey. Through agentic AI workflows and authorized integrations with practice management systems, Weave ensures critical tasks like scheduling, insurance verification, and payments happen seamlessly, so nothing falls between the cracks. By embedding AI directly into daily operations, Weave reduces administrative workload, frees up staff to focus on human-centered care, and delivers real-time insights that help practices run smarter and grow with confidence. Serving over 40,000 customer locations, Weave was named a 2026 Best Software Awards winner for healthcare software products by G2. To learn more, visit getweave.com/newsroom.

About Francisco Partners
Francisco Partners is a leading global investment firm that specializes in partnering with technology and technology-enabled businesses. Since its launch over 25 years ago, Francisco Partners has invested in over 500 technology companies, making it one of the most active and longstanding investors in the technology industry. With over $75 billion in capital raised to date, the firm invests in opportunities where its deep sectoral knowledge and operational expertise can help companies realize their full potential. For more information on Francisco Partners, please visit www.franciscopartners.com.
Cautionary Statement Regarding Forward-Looking Statements
This communication contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding expectations for Weave following its acquisition by Francisco Partners, and other statements regarding Weave’s future expectations, beliefs, plans, objectives, financial condition, assumptions, or future events or performance that are not historical facts. These forward-looking statements are based on management’s current beliefs and on assumptions made by, and information currently available to, Weave, all of which are subject to change, and are not guarantees of future performance. Actual results may differ materially due to known and unknown risks and uncertainties, including: those associated with possible disruption to Weave’s current plans and operations due to the acquisition, including through the loss of key personnel, business partners, suppliers, and customers; and the risks described under the heading “Risk Factors” in Weave’s Annual Report on Form 10-K for the year ended December 31, 2025 and in Weave’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”), available on the SEC Filings section of the Investor Relations page of Weave’s website at investors.getweave.com.
Forward-looking statements speak only as of the date of this communication, and Weave undertakes no obligation to update or supplement any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.
Media Contacts
Weave: Chelsea Kilpack, Internal Communications & PR Manager, pr@getweave.com
Francisco Partners: Prosek Partners, pro-FP@prosek.com
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